SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF EARLIEST REPORTED EVENT - APRIL 2, 1999



                        FAB Global, Inc.
      (Exact name of Registrant as specified in its charter)




      Delaware              0-15900               59-3461241
(State or other jurisdiction of(Commission      (IRS Employer
incorporation or organization)File Number)  Identification Number)


                         1612 N. Osceola
                    Clearwater, Florida 33755
      (Address Of Registrant's Principal Executive Offices)


                         (727) 443-3434
      (Registrant's telephone number, including area code)


                         (727) 443-5240
       (Registrant's facsimile number, including area code)


                Marci International Imports, Inc.
  (Former name or former address, if changed since last report)
ITEM 5.
OTHER EVENTS

Name Change, Reverse Split and Increase in Authorized Capital

    On April 2, 1999, the Corporation filed an amendment to its Certificate of Incorporation that (a) changed the name of the Corporation from "Marci International Imports, Inc." to "FAB Global Inc."; (b) effected a reverse stock split in the ratio of one (1) share of the $0.01 par value common stock of FAB Global, Inc. ("New Common") for every eighteen (18) shares of the $0.01 par value common stock of Marci International Imports, Inc. ("Old Common") currently issued and outstanding; and (c) increased its authorized capital stock to 25,000,000 shares of $0.01 par value Common Stock and 5,000,000 shares of $0.01 par value preferred stock. Each of the foregoing amendments was approved at a meeting of the Corporation's stockholders that was duly called, noticed and held on June 19, 1998.

    No fractional shares of New Common will be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share will be rounded up to the nearest whole number. In addition, no stockholder who was the beneficial owner of at least 100 shares of Old Common on the date of the Amendment, will receive fewer than 100 shares of the New Common of FAB Global, Inc. in connection with the implementation of the reverse split and all calculations that would result in the issuance of fewer than 100 shares of New Common to such a stockholder will be rounded up to 100 shares. As a result of the amendment, the 5,181,085 issued and outstanding shares of Old Common will be consolidated into approximately 300,000 shares of New Common.

   The New Common of FAB Global, Inc. will be listed on the OTC Bulletin Board under the symbol "FABV" and open for trading on Monday, April 5, 1999. All registered holders of certificates for shares of Old Common will be requested to forward their certificates to the corporation's transfer agent, together with a completed and executed letter of transmittal, in order to receive the shares of FAB Global, Inc. New Common of to which they are entitled.

Probable Acquisition of Subsidiaries

   On April 2, 1999, the Corporation entered into a memorandum of understanding with FAB Capital Corporation, an Idaho corporation ("FAB Capital") to enter into a business combination transaction (the "Transaction") in which (a) the Corporation agreed to reduce its issued and outstanding common stock to 300,000 shares, more or less, (b) FAB Capital agreed to exchange all of its right title and interest in FAB Securities of America, Inc., FAB Finanz- und Anlagen- Beratung und Vermittlung GmbH; FAB Corporate Funding, Inc.; FAB Capital Markets, Inc.; FAB Futures, Inc.; Momentum Capital Funding Corp.; certain marketable securities and other mutually acceptable assets (the "Transaction Properties") to the Corporation solely in exchange for 11,400,000 shares of the authorized common stock of the Corporation, (c) the Corporation agreed to issue a total of 300,000 shares of registered common stock to certain persons designated by Capston Network Company, Inc. as compensation for services rendered to the Corporation in connection with the negotiation and implementation of the Transaction; (d) the Corporation agreed to issue a total of 150,000 shares of registered common stock to its legal counsel as compensation for services rendered in connection with the negotiation and implementation of the Transaction; and
(e) the Corporation agreed to issue a total of 570,000 shares of registered common stock to certain financial consultants and other professionals as compensation for services rendered to the Corporation in connection with the negotiation and implementation of the Transaction. Taking all of the foregoing into account, there will be approximately 12,720,000 post-consolidation shares of the Company's Common Stock issued and outstanding. The closing of the transaction is subject to negotiation and execution of a definitive business combination agreement containing customary terms and conditions and the filing of a Form S-8 Registration Statement under the Securities Act of 1933 for the shares of Common Stock issuable to Capston, legal counsel and the financial consultants. The closing is expected to take place on April 5, 1999, or as soon thereafter as practicable.

   FAB Securities of America, Inc. is a full service NASD member broker-dealer with offices in New York and Houston. FAB Securities employs a staff of approximately 50 persons including 20 administrative and compliance personnel and approximately 30 registered representatives.

   FAB Finanz- und Anlagen- Beratung und Vermittlung GmbH is a German Brokerage firm with offices in Frankfurt, Dresden, Dusseldorf, Ausberg and Schoenberg. FAB Germany employs approximately 270 personnel including 20 administrative staff and 250 brokers.

   FAB Corporate Funding is a merchant banking concern that undertakes the development of financial products (i.e. IPO's; Private Placements; Secondary Offerings; etc.) that may be sold through the U.S. and German broker-dealer organizations. FAB
Corporate Funding has offices in New York and San Diego and currently employs a staff of eight persons.

   FAB Capital Markets is an equity research organization that develops and publishes general marketplace research for affiliates of FAB Capital Corp. In addition, this division functions as a conduit of information and ideas to the institutional marketplace.

   FAB  Futures is a newly formed subsidiary of FAB Capital Corp.
and is presently inactive while awaiting the appropriate licenses and clearing arrangements to be established.

   Momentum develops and implements training and support for all trading platforms and Internet access to the clients of the FAB broker-dealers. In addition it is charged with the development of day-trading subsidiaries. Momentum has a full time staff of three and currently contracts with third parties for any short-term staffing needs.

ITEM 7.
Financial Statements and Exhibits

 (c)   Exhibits.

       3.1 Amendment to the Certificate of Incorporation of FAB Global, Inc. (formerly Marci International Imports, Inc.) dated April 1, 1999

       4.1 Specimen Certificate for shares of the Corporation's $0.01 par value Common Stock


                           SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FAB Global, Inc
April 2, 1999



By:        /s/
Sally A. Fonner, Chief Executive Officer